Exhibit 10.5
January 28, 2016

Dear Jerome;

I am pleased to offer you the promotional opportunity as Chief Financial Officer Federal Mogul Holdings Corporation in addition to maintaining your current responsibilities as SVP Finance Federal Mogul Motorparts.
Your new annual gross salary will be $400,000 USD, ($15,384.62 bi-weekly salary). This new salary will take effect February 1, 2016. This position will report to Co-CEO Rainer Jueckstock and Co-CEO Dan Ninivaggi. Role is based in our Southfield, Michigan World Headquarters.

In 2016, you will participate in the annual Federal-Mogul Motorparts Management Incentive Plan (MIP), with a target bonus of 70% of base salary, subject to the terms of the plan. Bonus payments are typically made in the first quarter of the following calendar year. The payout range is between 0 and 175% of target, depending on individual and Company performance. To be eligible for a bonus payment, you must be an active employee on the date the bonus is paid. The Board of Directors may exercise its right to amend your MIP in order to incorporate total F-M Holdings Corporation results.

Subject to our Board of Directors’ approval, you will also participate in the Federal-Mogul Motorparts Long-Term Incentive Plan at a 50% target level. All your compensation is subject to deductions as required by law.

For clarity purposes, your participation in the Federal Mogul Executive German Pension Scheme will be locked along with the vested benefit entitlement as effective Dec 31, 2015. No further employer contributions shall be made into this plan.

You will be eligible to participate in the Company’s perquisites and benefit plans generally available to U.S. senior executives, subject to the terms and conditions of the applicable plan document. Current perquisites include the following:

Perquisite / Automobile Allowance: Equivalent to 4% of base salary

Vacation: You are eligible for 20 days per calendar year.

You will continue to be eligible for all other health, welfare & retiree benefits programs as defined in our summary plans of which you have copy. Federal-Mogul reserves the right to add, change, or terminate policies or benefits at any time.

In the unlikely event you are terminated for any reason, other than for cause, you will receive a lump sum severance payment equivalent to a minimum six months of base salary or your eligibility based upon the Severance Plan for Salaried Employees Policy in force at that time, whichever is greater. Notwithstanding the foregoing, the Company retains the sole right to increase this severance payment anywhere from six to twelve months of base salary. Any severance payment will be offered A) subject to the timely signing and return of the Company’s separation agreement and release form and B) in agreement to comply with the non-compete, non-solicitation requirements as listed immediately below for an equal time period to that of the ‘severance payment period.’

Hence, if you voluntarily terminate your employment with the Company, then for a period of time equivalent to that of the ‘severance payment period’ you shall not engage, participate, directly or indirectly, in any business that is competitive with the business of Federal-Mogul, or any of its subsidiaries or the business of any customer of Federal-Mogul (each a “Covered Business”) or group of affiliated Covered Businesses (including without limitation, any supplier or distributor of automotive, commercial vehicle or industrial powertrain, service or safety products, whether marketed to original equipment manufacturers or the aftermarket), in any capacity, directly or indirectly, whether as an individual, investor, stockholder, partner, owner, equity owner, lender, agent, trustee, consultant, employer,

Jerome Rouquet
January 28, 2016

advisor, manager, franchisee, or in any other relationship or capacity, and will not enter into the employ of any Covered Business, render any services to any Covered Business, raise capital or seek to raise capital for any Covered Business, or otherwise become interested in, receive compensation from, or aid, represent or work for, or assist any Covered Business directly or indirectly in any manner and will not seek, agree to, obtain, negotiate with respect to or otherwise arrange to engage in, any of the activities, arrangements, employment relationships, transactions or investments referred to above; provided that this clause does not preclude you from investing your own funds to acquire securities for your own account provided such investment does not constitute a direct or indirect active interest in a Covered Business, such investment is solely a passive investment, and such investment does not, in the aggregate, constitute more than 1% of any class or series of outstanding securities of such Covered Business and the securities of such entity so purchased by you are registered under Section 12 of the Securities Exchange Act of 1934.

Jerome, in addition, during and after your employment you shall not use or disclose to any third party any confidential or proprietary information of Federal-Mogul, any of its affiliates or subsidiaries, or any of their respective owners, members, directors, managers, and employees. You further agree that during and after your employment you will not disparage, verbally or in writing, anyone in Federal-Mogul or any of its affiliates or subsidiaries, including any of their respective owners, members, directors, managers, or employees, and their family members.

This letter does not constitute a contract or employment agreement. You understand that your employment is “at will” and can be terminated at any time by either you or Federal-Mogul, with or without cause. Nothing contained in this letter shall limit or otherwise alter the foregoing. This offer letter supersedes any and all previous offers terms and conditions. Further your employment will be subject to other policies, terms, and conditions that may be established by Federal-Mogul from time to time.

Naturally, we will be happy to provide additional information and answer any questions you may have about any aspect of this offer. You should feel free to contact me directly.

I am very excited to provide you with this excellent leadership opportunity. I am confident that you will make substantial contributions to the overall business and enjoy your newest assignment. If the terms of this offer are acceptable to you, please sign below and return this letter to me by end of day, January 29, 2016.

Best regards,

______________________________________
Anthony F. Papa
SVP Global Human Resources
Federal Mogul Motorparts

I accept and agree to these terms of employment this _____ day of _________ 2016.

_______________________________________
Jerome Rouquet